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                                                                Exhibit (a)(1.8)

                                 AUTOBYTEL INC.
                            18872 MacArthur Boulevard
                            Irvine, California 92612

                                 January 7, 2002

To:     Option Holders of Autobytel Inc.

Re:     Supplemental Information Concerning Offer to Exchange

        We are sending you this memorandum to provide supplemental information concerning the Offer to Exchange Outstanding Options Having an Exercise Price of More that $4.00 Per Share With New Options dated December 14, 2001 (the "Offer to Exchange"). This memorandum, the Offer to Exchange, the Letter of Transmittal and the related cover letter should be read together and constitute our offer to exchange your options (the "Offer"). These documents should be read carefully before any decision is made with respect to the Offer.

        EXTENSION OF THE OFFER. We are extending the expiration date of the Offer from 5:00 p.m., Pacific time, on Tuesday, January 15, 2002 to 9:00 p.m., Pacific time, on Tuesday, January 15, 2002.

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           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 P.M.,
          PACIFIC TIME, ON TUESDAY, JANUARY 15, 2002, UNLESS AUTOBYTEL
                         INC. FURTHER EXTENDS THE OFFER.
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        INCOME TAX CONSEQUENCES. In the Offer to Exchange we recommended that you consult with your own tax advisor to determine the tax consequences of the Offer. In recommending that you consult with your own tax advisor, we did not mean to imply that you should not rely on the disclosure relating to the material income tax consequences of the exchange of options pursuant to the Offer that is contained in the Offer to Exchange. While we strongly recommend that you consult your own tax advisor with respect to the particular federal, state and local tax consequences of the Offer to you based upon your individual circumstances, you are entitled to rely on the disclosure of the material income tax consequences of the exchange of options pursuant to the Offer that is contained in the Offer to Exchange.

        THE OFFER IS NOW SCHEDULED TO EXPIRE AT 9:00 P.M., PACIFIC TIME, ON TUESDAY, JANUARY 15, 2002, UNLESS WE EXTEND THE OFFER PURSUANT TO ITS TERMS. To validly tender your options pursuant to the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver to us before the expiration date the Letter of Transmittal, or a fax thereof, along with any other required documents. We will only accept a properly executed paper copy or a fax copy of your letter of


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transmittal and any other required documents. We will not accept delivery by
e-mail. We must receive all of the required documents at Autobytel Inc.,
Attention: Ariel Amir, General Counsel, 18872 MacArthur Boulevard, Irvine, California 92612 or via facsimile at (949) 862-1323, before 9:00 p.m., Pacific time, on Tuesday, January 15, 2002.

        You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to Autobytel Inc., Attention: Ariel Amir, General Counsel, 18872 MacArthur Boulevard, Irvine, California 92612 (telephone: (949) 225-4500; fax: (949) 862-1323; or e-mail: ariela@autobytel.com).


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